Exhibit 99.1

Investor Quarterly A message from our CEO, Carl A. Pelzel June 9, 2008 Shareholders and Friends of Depomed, With this and future newsletters, I hope to keep you informed of important milestones and results on a periodic basis. This first installment primarily covers the first quarter of 2008, in which we achieved significant advances in our two lead clinical development programs, maintained product revenues, reduced expenses, and settled our long-running patent lawsuit against IVAX Corporation. Gabapentin GR® Clinical Development. In February, we reported the positive efficacy results from our Phase 2 clinical trial of Gabapentin GR in menopausal hot flashes. The trial demonstrated a reduction in the frequency and severity of moderate to severe hot flashes in all active treatment groups, which gives us confidence that Gabapentin GR can be the first safe and effective single-agent non-hormonal, non-antidepressant treatment for menopausal hot flashes – a projected market of $2.1B US sales in 2011 (see chart 2 on next page). With the final results of the study in hand, in early June we completed a successful End-of-Phase 2 meeting with the FDA related to our proposed Phase 3 registration program. I am happy to report that our plan to begin a Phase 3 trial later this year remains in place. I look forward to sharing our clinical development plans in greater detail after our understandings reached with the FDA today are formalized. In March, we initiated a new Phase 3 registration trial of Gabapentin GR in postherpetic neuralgia, or PHN – a projected market of $3.7B US sales in 2011 (see chart 2 on next page). We believe that our once-daily formulation of gabapentin can be an effective treatment for PHN with a much lower incidence of side effects than Lyrica, Xenoport’s gabapentin pro-drug or immediate release gabapentin, all of which are members of the alpha 2 delta class. The design of this new trial is similar to the Phase 3 trial we completed in 2007, with important changes that we think will increase the probability of success and better demonstrate Gabapentin GR’s efficacy (see trial description on next page). Product Revenues Steady; Expenses Down. During the quarter we maintained product revenues, and tightly controlled our expenses. Our cash burn for the quarter was $5.8 million, while cash, cash equivalents and marketable securities were $63.7 million at quarter end (see chart 3 on next page). Revenues were $5.7 million for the quarter, and included $5.2 million of product sales of Glumetza® (metformin hydrochloride extended release tablets). Operating expenses for the quarter ended March 31, 2008 were $12.6 million, including $621,000 of stock-based compensation expense. We have been particularly pleased with the resilience of Glumetza in the marketplace with limited promotional efforts. Its market share within the branded metformin class continues to grow, surpassing both Glucophage XR and immediate-release Glucophage (see chart 1 below). Resolution of IVAX lawsuit. We were pleased to resolve our patent infringement lawsuit against IVAX in April. In the settlement, we received an initial payment of $7.5 million, and will receive up to an additional $2.5 million in royalties on future sales of generic Glucophage XR by IVAX or its parent company, TEVA Pharmaceuticals. Sincerely, Carl A. Pelzel President and CEO Branded Metformin Market TRx Volume 0 10000 20000 30000 40000 50000 Jan-07 Feb-07 Mar-07 Apr-07 May-07 Jun-07 Jul-07 Aug-07 Sep-07 Oct-07 Nov-07 Dec-07 Jan-08 Feb-08 Mar-08 Apr-08 TRx Volume Fortamet Glucophage Glucophage XR Glumetza GLUMETZA is #2 branded metformin Current run rate of ~$21M gross revenue* Chart 1: *Source: IMS Health Please see note regarding forward-looking statements and risk factors on next page

Chart 2: US Drug Sales Projections ($B)


5
4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
2007
2011

Source: Datamonitor

Chart 3: Depomed Quarterly Ending Cash ($M)


80
70
60
50
40
30
20
10
0
Q1 07
Q2 07
Q3 07
Q4 07
Q1 08

New Gabapentin GR® PHN Phase 3 Trial Design

- 450-patients, placebo-controlled, double-blind trial
- 10-week stable treatment period
- Clinical sites in U.S. and outside, e.g. Russia, and possibly other countries

Differences from previous Phase 3 trial:

Single active arm. All patients on active drug will receive 1800mg once a day. Prior study had two active arms – a once daily arm and a twice daily arm. Statistical advantages: 1) the study is statistically powered to detect a treatment difference between active and placebo of only 0.4 on the Likert pain scale, whereas the previous trial was designed to detect a 0.7 difference. 2) the new trial is designed to achieve a statistically significant difference over placebo with a p value of 0.05 or less, rather than the previous trial's higher statistical hurdle of 0.025 or less.

New eligibility criteria. The new trial is enrolling only patients who recovered from shingles at least 6 months prior to enrollment, rather than 3 months.
Advantage: A post hoc analysis of the previous trial showed that patients whose shingles rash had cleared at least three months, but less than six months prior to entry into the study, increased the overall efficacy observed in the placebo arm much more than they did in the active treatment arms.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS. *Statements in this newsletter that are not historical facts are forward-looking statements that involve risks and uncertainties. The inclusion of forward-looking statements, including those related to expectations regarding potential business transactions, financial matters, clinical development programs, and potential benefits of our products and product candidates, should not be regarded as a representation that any of our plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation, risks and uncertainties related to: our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; our ability to successfully commercialize our products; the success of our collaborative arrangements with development and commercialization partners; and other risks detailed in our filings with the Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise or update this newsletter to reflect events or circumstances that occur after the date of this release.*

Investment in our common stock involves a high degree of risk. This newsletter is not intended to be, and is not, a prospectus. You should review our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K before making any investment decision related to our securities. You should pay particular attention to the "Risk Factors" sections in the Form 10-K and Form 10-Q. Each of the risks described in those documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of any investment you may have in our securities.